Exhibit 99.1

CohBar Reports Fourth Quarter 2018 Financial Results and Provides Business Update

Menlo Park, California – March 18, 2019 - CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company developing mitochondria based therapeutics (MBTs) to treat age-related diseases, today reported its financial results for the fourth quarter ended December 31, 2018.

“We continue to focus on getting CB4211 back into the clinic as soon as possible, and have engaged in direct discussions this month with the FDA about our revised clinical plan,” said Philippe Calais, CohBar’s interim chief executive officer. “At the same time, our increased investment in research is enabling significant progress in evaluating our new peptides in an expanded range of disease models, and uncovering mechanisms that open new potential opportunities for additional therapeutic targets. We also continue to make progress optimizing novel peptides as potential therapeutics for type 2 diabetes and cancer. These developments on multiple fronts reinforce our belief in the therapeutic potential of our portfolio of mitochondrial peptides to treat multiple age-related diseases.”

Fourth Quarter 2018 and Recent Clinical, Research and Business Highlights:

●	CB4211 Clinical Study Update. The company retained Dr. James Leyden, Professor Emeritus of Dermatology at University of Pennsylvania, a well-respected expert and advisor to U.S. and European regulatory agencies, who reviewed the clinical data related to the mild but persistent indurations observed in the company’s temporarily-suspended Phase 1a/1b clinical trial. Dr. Leyden reported his conclusions that there were no significant safety issues and participated in the company’s call with the FDA in early March. The company is submitting additional information to the FDA, with the goal of resuming clinical activities as soon as possible.

●	CohBar Pipeline Update. During the fourth quarter and more recently, the company continued to advance its optimization and evaluation of novel analogs of its previously discovered peptides, and the identification of potential mechanisms and disease targets. In the area of type 2 diabetes research, the company recently discovered the interaction between a family of novel peptide analogs with effects on glucose tolerance in animals and a key cell surface receptor. This receptor plays an important role in a number of age-related diseases. CohBar submitted an abstract on this discovery for presentation at a major scientific meeting scheduled for later this year.

●	Appointed Dr. Philippe Calais as Interim CEO. Dr. Calais became interim CEO in December, bringing to the company more than 30 years of large and small-cap biopharmaceutical experience in product development and commercialization, partnerships, collaborations and financings. He most recently served as Chief Executive Officer of Isarna Therapeutics B.V., after having led several clinical stage biopharmaceutical companies in Canada and in Europe, and Univalor LTD, a large technology transfer organization in Canada. Earlier in his career, he served in multiple roles at F. Hoffmann-La Roche.

●	Expanded the Company’s Board of Directors. Dr. Phyllis Gardner joined the CohBar Board in February 2019, adding broad and deep expertise in academia, medicine, pharmacology, drug delivery, biotechnology and corporate investing and governance to the CohBar board. Dr. Gardner’s background includes roles as a senior scientist at ALZA Corporation, a partner at Essex Woodland Health Ventures and over 30 years as a distinguished professor of medicine at Stanford University School of Medicine.

●	Investment Community Outreach. During the fourth quarter, CohBar presented an overview of the company and its clinical development program at The BIO Investor Forum. The company also met with investors, bankers and analysts during the JP Morgan Healthcare conference in January 2019, and presented at the BIO CEO and Investor Conference in February. At BIO CEO, Dr. Calais was featured on a panel entitled “Attacking Biological Mechanisms of Aging to Extend Healthspan.”

●	Media Coverage. An article entitled “CohBar Develops Targeted Mitochondria Based Therapeutics for Metabolic Disorders that Cause Age-Related Diseases,” and an interview with Dr. Calais, were published in the February 15, 2019 issue of Beikoku Seiyaku Gyokai Shuho. Beikoku Seiyaku Gyokai Shuho is a weekly report covering the U.S. pharmaceutical market. Its subscribers include some of Japan’s largest pharmaceutical and other life sciences companies.

During the fourth quarter and more recently, CohBar’s founders, Dr. Pinchas Cohen and Dr. Nir Barzilai, continued to be recognized as international leaders in the study of aging, age-related diseases and mitochondrial science.

●	Dr. Cohen was featured as a keynote speaker at “The Barshop Symposium on Exercise Regulation of Biological Aging” in San Antonio, Texas and at “The Gerontological Society of America” in Boston, Massachusetts. Dr. Cohen also co-authored three studies related to mitochondrial peptides published during the quarter and recently: “Characterizing the Protective Effects of SHLP-2, a Mitochondrial Derived Peptide, in Macular Degeneration,” in Nature Scientific Reports (October 2018), “Humanin is a Novel Regulator of Hedgehog Signaling and prevents Glucocorticord-induced Bone Growth Impairment,” in FASEB Journal (January 2019), and “MOTS-c, an Equal Opportunity Insulin Sensitizer,” Journal of Molecular Medicine (February 2019).

●	Dr. Barzilai was awarded the prestigious international Fondation IPSEN Longevity Prize during the 22nd Geriatric Society of America meeting held on November 17, 2018 in Boston, Massachusetts. Dr. Barzilai also delivered keynote lectures at the “Happy Aging Day,” in Brussels, Belgium, “The Cristofalo Annual Lectureship,” at The University of Pennsylvania, “Endokrinologisches Symposium,” in Berlin, Germany, “The Longevity Therapeutics Summit,” in San Francisco, California, “The Science and Business of Aging,” Boston, Massachusetts, and “The Taft Lectureship at the Nutrition Center,” also in Boston, Massachusetts. Dr. Barzilai also authored four published articles: “Effects of FOXO3 Polymorphisms on Survival to Extreme Longevity in Four Centenarian Studies,” in The Journals of Gerontology, “Sarcosine is Uniquely Modulated by Aging and Dietary Restriction in Rodents and Humans,” in Cell Reports, “PopCluster: an Algorithm to Identify Genetic Variants with Ethnicity-dependent Effects,” in Bioinformatics, and “Models and Studies of Aging: Executive Summary of a Report from the U13 Conference Series,” in the Journal of American Geriatrics Society.

Fourth Quarter 2018 Financial Highlights

●	Cash and Investments. CohBar had cash and investments of $22,182,768 on December 31, 2018, compared to $8,452,459 on December 31, 2017.

●	R&D Expenses. Research and development expenses were $2,085,662 in the three months ended December 31, 2018, compared to $1,791,212 in the prior year quarter. The increase was primarily due to the transition of our lead MBT Candidate from preclinical to clinical stage, resulting in an increase in clinical activity costs incurred in the current year quarter partially offset by a decrease in preclinical activity costs incurred in the prior year quarter.

•	G&A Expenses. General and administrative expenses were $2,009,604 for the three months ended December 31, 2018, compared to $1,059,565 in the prior year quarter. The increase in general and administrative expenses was primarily due to severance and non-cash stock-based compensation costs related to the termination of our former CEO, recruiting costs, and increased director fees.

●	Net Loss. For the three months ended December 31, 2018, net loss was $4,190,125, or $0.10 per basic and diluted share, compared to a net loss of $2,833,396, or $0.07 per basic and diluted share, for the three months ended December 31, 2017.

Fourth Quarter Investor Call and Slide Presentation:

Date: March 18, 2019

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (800) 289-0438
-	Dial-in International: (323) 794-2423
-	Conference ID No.: 8144256

Slide Presentation

-	Go to www.webex.com, click on the ‘Join’ button and enter Meeting Number 923 629 679 and Password CWBR, or
-	Go to www.cohbar.com and click on Q4 Shareholder Presentation at top of homepage.

We kindly request that you please call into the conference audio and log into WebEx approximately 10 minutes prior to the start time so that we can begin promptly.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on March 18, 2019, through 11:59 p.m. Eastern Time on April 8, 2019. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID# 8144256. The audio replay along with the slide presentation will also be available on the homepage at www.cohbar.com from March 18, 2019 through April 8, 2019.

About CB4211

CohBar’s lead program is based on CB4211, a first-in-class mitochondria based therapeutic (MBT) that has demonstrated significant therapeutic potential in preclinical models of nonalcoholic steatohepatitis (NASH) and obesity. CB4211 is a novel and improved analog of MOTS-c, a naturally occurring mitochondrial-derived peptide (MDP) which was discovered in 2012 by CohBar founder Dr. Pinchas Cohen and his academic collaborators and has been shown to play a significant role in the regulation of metabolism. In July 2018, CB4211 entered a Phase 1a/1b clinical trial which includes a potential activity readout relevant to NASH and obesity. In November 2018, the company announced the temporary suspension of the trial to address mild injection site reactions that were unexpectedly persistent. NASH has been estimated to affect as many as 12% of adults in the U.S., and there is currently no approved treatment for the disease.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical stage biotechnology company focused on the research and development of mitochondria based therapeutics (MBTs), an emerging class of drugs for the treatment of age-related diseases. MBTs originate from the discovery by CohBar’s founders of a novel group of peptides within the mitochondrial genome which regulate metabolism and cell death, and whose biological activity declines with age. CohBar’s efforts focus on the development of these mitochondrial-derived peptides (MDPs) into clinically relevant MBTs that offer the potential to address a broad range of age-related diseases with underlying metabolic dysfunction, including nonalcoholic steatohepatitis (NASH), obesity, type 2 diabetes, cancer, and cardiovascular and neurodegenerative diseases. To date, the company and its founders have discovered more than 100 MDPs.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include CohBar’s plans and expectations for its lead CB4211 drug candidate program, including statements regarding the suspension of the Phase 1 clinical trial for CB4211, planned steps to address the adverse events, suggested causes of injection site reactions and anticipated resumption of the Phase 1 clinical trial for CB4211. Forward-looking statements are based on current expectations, projections and interpretations that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These include the possibility that the Phase 1 clinical trial will remain suspended for longer than anticipated or may not be resumed; CohBar’s possible inability to mitigate the prevalence and/or persistence of the injection site reactions; receipt of unfavorable feedback from regulators regarding the safety or tolerability of CB4211 or the possibility of other developments affecting the viability of CB4211 as a clinical candidate or its commercial potential.  Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, at www.sec.gov or www.sedar.com. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Investor and Media Contact:

Jeff Biunno, CFO

CohBar, Inc.

(650) 446-7888

jeff.biunno@cohbar.com

Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com

CohBar, Inc.

Balance Sheets

	As of
	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$5,722,342	$2,823,450
Investments	16,460,426	5,629,009
Prepaid expenses and other current assets	260,630	164,274
Total current assets	22,443,398	8,616,733
Property and equipment, net	520,740	176,531
Intangible assets, net	20,233	23,051
Other assets	56,793	46,904
Total assets	$23,041,164	$8,863,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,142,735	$492,015
Accrued liabilities	351,813	249,158
Accrued payroll and other compensation	667,661	503,133
Total current liabilities	2,162,209	1,244,306
Notes payable, net of debt discount and offering costs of $986,163 and $0 as of December 31, 2018 and 2017, respectively	2,916,337	-
Total liabilities	5,078,546	1,244,306

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of December 31, 2018 and 2017, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 42,578,208 shares as of December 31, 2018 and 39,439,505 as of December 31, 2017	42,578	39,440
Additional paid-in capital	57,868,593	31,822,161
Accumulated deficit	(39,948,553)	(24,242,688)
Total stockholders’ equity	17,962,618	7,618,913
Total liabilities and stockholders’ equity	$23,041,164	$8,863,219

CohBar, Inc.

Statements of Operations

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	2,085,662	1,791,212	10,034,613	6,675,080
General and administrative	2,009,604	1,059,565	5,299,717	3,184,166
Total operating expenses	4,095,266	2,850,777	15,334,330	9,859,246
Operating loss	(4,095,266)	(2,850,777)	(15,334,330)	(9,859,246)

Other income (expense):
Interest income	93,796	17,381	185,614	29,740
Interest expense	(78,692)	-	(231,999)	(3,587)
Amortization of debt discount and offering costs	(109,963)	-	(325,150)	(59)
Total other (expense) income	(94,859)	17,381	(371,535)	26,094
Net loss	$(4,190,125)	$(2,833,396)	$(15,705,865)	$(9,833,152)
Basic and diluted net loss per share	$(0.10)	$(0.07)	$(0.38)	$(0.26)
Weighted average common shares outstanding - basic and diluted	42,557,400	39,405,355	41,254,411	37,478,883